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                                                             EXHIBIT 10.3

                            WORLD MONITOR TRUST

                            ADVISORY AGREEMENT

         ADVISORY AGREEMENT (the "Agreement") dated as of the ___ day of _____________, 1998, by and among World Monitor Trust - Series B, a Delaware business trust (the "Trust"), Prudential Securities Futures Management Inc., a Delaware corporation (the "Managing Owner") and Eclipse Capital Management, Inc., a Kentucky corporation (the "Advisor").

                           W I T N E S S E T H :

         WHEREAS, the Trust and Series B has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts. Other transactions also may be effected from time to time, including among others, those as more fully identified in Exhibit A hereto.
The foregoing commodities and other transactions are collectively referred to as "Commodities"; and

         WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the various Series (as defined below) of the Trust; and

         WHEREAS, the Trust proposes to make an initial public offering (the "Offering") of limited liability beneficial interests in the Trust (the "Interests") evidenced by different series of Interests (each, a "Series") through Prudential Securities Incorporated ("Prudential
Securities"), an affiliate of the Managing Owner, and in connection

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therewith, the Trust intends to file with the United States
Securities and Exchange Commission (the "SEC"), pursuant to the United States Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-1 to register the Interests, and as part thereof a prospectus (which registration statement, together with all amendments thereto, shall be referred to herein as the "Registration Statement" and which prospectus, in final form, shall be referred to herein as the "Prospectus"); and

         WHEREAS, the Trust will prepare and file applications for registration of the Interests under the securities or Blue Sky laws of such jurisdictions as the Managing Owner deems appropriate; and

         WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

         WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended (the "CE Act"), and is a member of the National
Futures Association (the "NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

         WHEREAS, the Trust and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services on behalf of the Trust during the term of this Agreement;

         NOW, THEREFORE, the parties agree as follows:

         1.   Duties of the Advisor.

              (a)  Appointment.  The Trust hereby appoints the
Advisor, and the Advisor hereby accepts appointment, as its limited attorney-in-fact to exercise discretion to invest

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and reinvest in Commodities during the term of this Agreement the portion of the Trust's Net Asset Value (as defined in the Prospectus) which is comprised of the assets attributable to the Trust's Series B Interests allocated to the Advisor (the "Series B Allocated Assets") on the terms and conditions and for the purposes set forth herein. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. The Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Series B Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, strategies described in Exhibit A hereto, which the Trust and the Managing Owner have selected to be utilized by the Advisor in trading the Series B Allocated Assets
(collectively referred to as the Advisor's "Trading
Approach"), subject to the trading policies and limitations as set forth in the Prospectus and attached hereto as Exhibit B
(the "Trading Policies and Limitations"), as the same may be modified from time to time and provided in writing to the Advisor. The portion of the Series B Allocated Assets to be allocated by the Advisor at any point in time to one or more of the various trading strategies comprising the Advisor's
Trading Approach will be determined as set forth in Exhibit A hereto, as it may be amended from time to time, with the consent of the parties, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

              (b)  Allocation of Responsibilities.  The Managing
Owner will have the responsibility for the management of any portion of the Series B Allocated Assets that are

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not invested in Commodities.  The Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of the Series B Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Advisor's Trading Approach. In the event that the Managing Owner shall, in its sole discretion, determine in good faith following consultation appropriate under the circumstances with the Advisor that any trading instruction issued by the Advisor violates the Trust's Trading Policies and Limitations, then the Managing Owner, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefor. Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trust beyond those enumerated in the Prospectus if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust, in which case the Advisor will adhere to such limitations following written notification thereof.

              (c) Trading Approach. The Advisor agrees that at least 90% of the gains and income, if any, generated by its Trading Approach for Series B will be from buying and selling
Commodities, as described on Exhibit A hereto.

              (d) Modification of Trading Approach. In the event the Advisor requests to use, or the Managing Owner requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Trust (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach), either in whole or

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in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Managing Owner and the Advisor consent thereto in writing.

              (e) Notification of Material Changes. The Advisor also agrees to give the Trust prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Trust) over the objection of the Managing
Owner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trust) without prior written notification.
Without limiting the generality of the foregoing, refinements to the Advisor's Trading Approach, the deletion (but not the addition) of commodities (other than the addition of commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market) to or from the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor, shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the Managing Owner shall not be required therefor. The utilization of forward markets in addition to those enumerated on page A-2 of Exhibit A would be deemed a material change to the Advisor's Trading Approach and prior approval shall be required therefor.

              Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with the Managing
Owner upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading

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Approach used for the Trust, provided,
that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

              (f) Request for Information. The Advisor agrees to provide the Trust with any reasonable information concerning the Advisor that the Trust may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach, subject to receipt of adequate assurances of confidentiality by the Trust, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Trust reasonably deems to be material to the Trust; the Advisor also shall notify the Trust of any such matters the Advisor, in its reasonable judgment, believes may be material to the Trust relating to the Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide the Trust with updated monthly information related to the Advisor's performance results within a reasonable period of time after the end of the month to which it relates.

              (g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Managing Owner of this fact, and shall utilize its best efforts to cause the error or discrepancy to be corrected.

              (h)  Liability.  Neither the Advisor nor any
employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to the

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Managing Owner, its officers, directors, shareholders or
employees, or any person who controls the Managing Owner, or the Trust or the owners of Series B Interests ("Limited Owners"), or any of their respective successors or assigns under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their misconduct or negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Trust; it being understood that the Advisor makes no guarantee of profit nor offers any protection against loss, and that all purchases and sales of Commodities shall be for the account and risk of the Trust, and the Advisor shall incur no liability for trading profits or losses resulting therefrom provided the Advisor would not otherwise be liable to the Trust under the terms hereof.

              (i) Initial Allocation, Additional Allocations, and Reallocations. Initially, the Series B Allocated Assets will equal an amount equal to the total assets of the Trust allocable to the Series B Interests, including all cash and cash equivalents held by the Trust in respect of such Interests reduced by all liabilities of the Trust incurred specifically in respect of the Series B Interests and further reduced by a pro-rata share of the total liabilities of the Trust which are not otherwise specifically allocable to another Series of Interests, at the conclusion of the Trust's Initial Offering Period. Thereafter, subject to Section 12(a) below, the Trust may, based on the sale of additional
Interests or the exchange by Limited Owners of Interests of a Series for Interests in another Series, (i) allocate capital to the Advisor on a weekly basis with the Advisor's consent during the Trust's Continuous Offering Period, as defined in the Prospectus, (ii) reallocate the Series B Allocated Assets away from the Advisor to another commodity trading advisor (an "Other

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Advisor"), (iii) reallocate the Series B Allocated
Assets to the Advisor with the Advisor's consent away from an Other Advisor, or (iv) allocate additional capital with respect to the Series B Allocated Assets to an Other Advisor.

         2.   Indemnification.

              (a)  The Advisor.  Subject to the provisions of
Section 3, the Advisor, and each officer, director, shareholder and employee of the Advisor, and each person who controls the Advisor, shall be indemnified, defended, and held harmless by the Trust and the Managing Owner, from and against any and all claims losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys' fees) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively, "Losses") sustained by the Advisor (i) in connection with any acts or omissions of the Advisor, or any of its officers, directors or employees relating to its management of the Series B Allocated Assets, including in connection with this Agreement or otherwise as a result of the Advisor's performance of services on behalf of the Trust or its role as trading advisor to Series B and (ii) as a result of a material breach of this Agreement by the Trust or the Managing Owner, provided that, (i) such Losses were not the result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, (ii) the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, acted in good faith and in a manner reasonably believed by it and them to be in or not opposed to the best interests of the Trust and (iii) any such indemnification will only be recoverable

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from the Series B Allocated Assets and the assets of the
Managing Owner and not from any other assets of any other Series of the Trust, provided further, that no indemnification shall be permitted under this Section 2 for amounts paid in settlement if either
(A) the Advisor fails to notify the Trust of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid, or (B) the Trust does not approve the amount of the settlement within fifteen (15) days (such approval not to be withheld unreasonably). Notwithstanding the foregoing, the Trust shall, at all times, have the right to offer to settle any matter with the approval of the Advisor (which approval shall not be withheld unreasonably) and if the Trust successfully negotiates a settlement and tenders payment therefor to the party claiming indemnification (the
"Indemnitee") the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Trust to the Indemnitee shall be the amount of said proposed settlement.
Any indemnification under this Section 2, unless ordered by a court, shall be made by the Trust only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

              (b) Default Judgments and Confessions of Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment entered into by the Indemnitee, with its knowledge, without the prior consent of the Trust.

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              (c)  Procedure.  In the event that an Indemnitee
under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

              (d) Expenses. Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and
(ii) the Advisor undertakes to repay the advanced funds to the Trust in cases in which the Indemnitee is not entitled to indemnification pursuant to this Section 2, and (iii) in the case of advancement of expenses by the Trust, the Indemnitee obtains a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

         3.   Limits on Claims.

              (a) Prohibited Acts. The Advisor agrees that it will not take any of the following actions against the Trust:
(i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Trust in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or
(B) adjudging the Trust a bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement,

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adjustment or composition of or in respect of the Trust under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs, or (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy (collectively, "Bankruptcy or Insolvency Action").

              (b) Limited Assets Available. In addition, the Advisor agrees that for any obligations due and owing to it by the Trust, the Advisor will look solely and exclusively to Series B Allocated Assets or to the assets of the Managing Owner, if it has liability in its capacity as Managing Owner, to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Trust, whether there is a Bankruptcy or Insolvency Action taken or otherwise. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

              (c) No Limited Owner Liability. This Agreement has been made and executed by and on behalf of the Trust and the Managing Owner for the benefit of the Series B Interests of the Trust and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually but are binding only upon the assets and property identified above and no resort shall be had to the assets of other Series issued by the Trust or the Limited
Owners' personal property for the satisfaction of any obligation or claim hereunder.

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              (d)  Subordination Agreement.  The Advisor agrees and
consents (the "Consent") to look solely to each Series for which brokerage and clearing services are being performed (the
"Contracting Series") and assets (the "Contracting Series
Assets") of the Contracting Series and to the Managing Owner and its assets for payment. The Contracting Series Assets include only those funds and other assets that are paid, held or distributed to the Trust on account of and for the benefit of the Contracting Series, including, without limitation, funds delivered to the Trust for the purchase of interests in a Series. In furtherance of the Consent, the Advisor agrees that (i) any debts, liabilities, obligations, indebtedness, expenses and claims of any nature and of all kinds and descriptions (collectively, "Claims") incurred, contracted for or otherwise existing arising from, related to or in connection with the Trust and its assets and the Contracting
Series and the Contracting Series Assets, shall be subject to the following limitations:

              (1)  Subordination of certain claims and rights.
    (i) except as set forth below, the Claims, if any, of the Advisor (the "Subordinated Claims") shall be expressly subordinate and junior in right of payment to any and all other Claims against the Trust and any Series thereof, and any of their respective assets, which may arise as a matter of law or pursuant to any contract; provided, however, that the Advisor's Claims (if any) against the Contracting Series shall not be considered Subordinated Claims with respect to enforcement against and distribution and repayment from the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets; and provided further that the Advisor's valid Claims, if any, against the Contracting Series shall be pari passu and equal in right of

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    repayment and distribution with all other valid Claims against the Contracting Series and (ii) the Advisor will not take, demand or receive from any Series or the Trust or any of their respective assets (other than the Contracting
    Series, the Contracting Series Assets and the Managing
    Owner and its assets) any payment for the Subordinated
    Claims;

              (2) the Claims of the Advisor with respect to the Contracting Series shall only be asserted and enforceable against the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets; and such Claims shall not be asserted or enforceable for any reason whatsoever against any other Series, the Trust generally or any of their respective assets;

              (3) if the Claims of the Advisor against the Contracting Series or the Trust are secured in whole or in part, the Advisor hereby waives (under section 1111(b) of the Bankruptcy Code (11 U.S.C. S 1111(b)) any right to have any deficiency Claims (which deficiency Claims may arise in the event such security is inadequate to satisfy such Claims) treated as unsecured Claims against the Trust or any Series (other than the Contracting Series), as the case may be;

              (4) in furtherance of the foregoing, if and to the extent that the Advisor receives monies in connection with the Subordinated Claims from a Series or the Trust (or their respective assets), other than the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets, the Advisor shall be deemed to hold such monies in trust and shall promptly remit such monies to the

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    Series or the Trust that paid such amounts for
    distribution by the Series or the Trust in accordance with the terms hereof; and

              (5) the foregoing Consent shall apply at all times notwithstanding that the Claims are satisfied, and notwithstanding that the agreements in respect of such Claims are terminated, rescinded or canceled.

    4. Obligations of the Trust, the Managing Owner and the Advisor.

         (a) The Registration Statement and Prospectus. Each of the Trust and the Managing Owner agrees to cooperate and use its good faith best efforts in connection with (i) the preparation by the Trust of the Registration Statement and the Prospectus (and any amendments or supplements thereto); (ii) the filing of the Registration Statement and the Prospectus (and any amendments or supplements thereto) with such governmental and self-regulatory authorities as the Managing Owner deems appropriate for the registration and sale of the Interests and the taking of such other actions not inconsistent with this Agreement as the Managing Owner may determine to be necessary or advisable in order to make the proposed offer and sale of Interests lawful in any jurisdiction; and (iii) causing the Registration Statement (and any amendment thereto) to become effective under the 1933 Act and the Blue Sky securities laws of such jurisdictions as the Managing Owner may deem appropriate. The Advisor agrees to make all necessary disclosures regarding itself, its officers and principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) and otherwise as may be required, in the reasonable judgment of the Managing Owner, to be made in the Registration Statement and Prospectus and in applications to any such

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jurisdictions.  No description of, or other
information relating to, the Advisor may be distributed by the Managing Owner without the prior written consent of the Advisor; provided that, distribution of performance information relating to Series B's account shall not require consent of the Advisor.

         (b)  Road Shows.  The Advisor agrees to make
representatives of its marketing department available to participate in "road show" and similar presentations in connection with the offering of the Series B Interests to the extent reasonably requested by the Managing Owner, on the following conditions: (i) all expenses incurred by the Advisor in the course of such participation will be shared between and among the Advisor, the Managing Owner, and/or Prudential Securities, in such amounts as shall be agreed among the parties, (ii) the Advisor shall not be obligated to take any action which might require registration as a broker-dealer or investment adviser under any applicable federal or state law, and (iii) the Advisor shall not be required to assist in "road show" or similar presentations to the extent that it reasonably believes that doing so would interfere with its trading, marketing or other activities.

         (c) Advisor Not A Promoter. The parties acknowledge that the Advisor has not been, either alone or in conjunction with Prudential Securities or its affiliates, an organizer or promoter of the Trust.

         (d) Filings. The Trust may at any time determine not to file the Registration Statement with the SEC or withdraw the Registration Statement from the SEC or any other governmental or self-regulatory authority with which it is filed or otherwise terminate the Registration Statement or the offering of Interests. Upon any such withdrawal or

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termination, or if the "minimum" (i) aggregate number of
Interests or (ii) Series B Interests required to be sold pursuant to the Prospectus is not sold, this Agreement shall terminate and, except for the payment of expenses as set forth in subparagraph 4(b) above and in paragraph 2, neither the Trust nor the Managing Owner shall have any obligations to the Advisor with respect to this Agreement; nor shall the Advisor have any obligations to the Trust or the Managing Owner with respect to this Agreement.

         (e) Representation Agreement. On or prior to commencement of the offering of Interests pursuant to the Prospectus, the parties agree to execute a Representation Agreement relating to the offering of the Interests (the "Representation Agreement") substantially in the form attached hereto as Exhibit C.

    5.   Advisor Independence.

         (a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trust, the Managing Owner and each other commodity trading advisor that may in the future provide commodity trading advisory services to the Trust and Prudential Securities, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trust, the Managing Owner, any other commodity trading advisor or Prudential Securities in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trust, the Managing Owner, any other commodity trading advisor or Prudential Securities, or in any way be responsible for the acts or omissions of the Trust, the Managing Owner, any other commodity trading advisor or Prudential Securities as long as it is acting independently of such persons.

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         (b)  Unauthorized Activities.  Without limiting the
obligations of the Trust set forth under this Agreement, nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Agreement or Certificate of Trust or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

         (c) Purchase of Interests. Any of the Advisor, its principals, and employees may, in its discretion, purchase
Interests in the Trust.

         (d) Confidentiality. The Trust and the Managing Owner acknowledge that the Trading Approach of the Advisor is the confidential property of the Advisor. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trust and the Managing Owner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Trust, except as, and to the extent that, it may be determined by the Managing Owner to be (i) necessary for the monitoring of the business of the Trust, including the performance of brokerage services by the Trust's commodity broker(s) or (ii) expressly required by law or regulation.

    6.   Commodity Broker.

    All Commodities trades for the account of the Trust shall be made through such commodity broker or brokers as the Managing Owner directs or otherwise as may be agreed upon in accordance with such order execution procedures as are agreed upon between the Advisor and the Managing Owner. The Advisor shall not have any authority or responsibility in selecting or supervising any broker for execution of Commodities trades of the Trust or for negotiating commission rates to be charged therefor. The Advisor shall

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not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Trust's Trading Policies and Limitations. At the present time it is contemplated that the Trust will execute and clear all Commodities trades through Prudential Securities. The Advisor may, however, with the consent of the Managing Owner, execute transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the Managing Owner agree if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Trust determines to utilize a broker or brokers other than Prudential Securities, it will consult with the Advisor prior to directing it to utilize such broker(s), and will not retain the services of such broker(s) over the reasonable objection of the Advisor.

    7.   Fees.

    In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from Series B a weekly management fee (the "Management Fee") and an incentive fee (the
"Incentive Fee") based on Series B 's Allocated Assets, as follows:

         (a) A Management Fee equal to 0.167% of Series B 's Allocated Assets determined as of the close of business each Friday (an annual rate of 2%). The sum of the amounts determined each Friday will be paid monthly. For purposes of determining the Management Fee, any distributions, redemptions, or reallocation of the Series B's assets made as of the last Friday of a week shall be added back to Series B 's Allocated Assets and there shall be no reduction for (i) the accrued Management Fees being calculated, or

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(ii) any accrued but unpaid incentive fees due the Advisor under paragraph (b) below for the quarter in which such fees are being computed, or (iii) any accrued but unpaid extraordinary expenses (as defined in the Trust Agreement). The Management
Fee determined for any week in which an Advisor manages Series
B 's Allocated Assets for less than a full week shall be prorated, such proration to be calculated on the basis of the number of days in the week Series B Allocated Assets were under the Advisor's management as compared to the total number of days in such week, such proration to include appropriate adjustments for any funds taken away from the Advisor's management during the week for reasons other than distributions or redemptions, including but not limited to the reduction of Series B 's Allocated Assets allocated to the Advisor's management resulting from the payment of extraordinary expenses or distributions.

         (b) An incentive fee of twenty percent (20%) (the "Incentive Fee") of "New High Net Trading Profits" (as hereinafter defined) generated on Series B 's Allocated Assets, including realized and unrealized gains and losses thereon, as of the close of business on the last Friday of each calendar quarter (the "Incentive Measurement Date"). The fee will accrue weekly.

         New High Net Trading Profits (for purposes of calculating the Advisor's Incentive Fee only) will be computed as of the Incentive Measurement Date and will include such profits (as outlined below) since the Incentive Measurement Date of the most recent preceding calendar quarter for which an incentive fee was earned (or, with respect to the first Incentive Fee, as of the commencement of operations) (the "Incentive Measurement Period"). New High Net Trading Profits for any Incentive Measurement

Period will be the net profits, if any, from Series B 's trading during such period (including (i) realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions) and will be calculated after the determination of Series B 's fixed brokerage fee and the Advisor's Management Fee, but before deduction of any Incentive Fees payable during the Incentive Measurement Period. New High Net Trading Profits will not include interest earned or credited on Series B 's assets and will be adjusted (either increased or decreased, as the case may be) to reflect extraordinary expenses (e.g., litigation, costs or damages) paid during an Incentive
Measurement Period. New High Net Trading Profits will be generated only to the extent that the Advisor's cumulative New
High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved by the
Advisor as of a previous Incentive Measurement Date. Except as set forth below, net losses from prior quarters must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs at any date that is not an Incentive Measurement Date, the date of the date of the withdrawal or distribution will be treated as if it were an Incentive Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Advisor until the next scheduled Incentive Measurement Date. New High Net Trading Profits for an
Incentive Measurement Period shall exclude capital contributions to Series B in an Incentive Measurement Period, distributions or redemptions payable by Series B during an Incentive Measurement Period, as well as losses, if any, associated with redemptions during the Incentive Measurement
Period and prior to the Incentive Measurement Date. In calculating New High Net Trading Profits, incentive fees paid for a previous Incentive

Measurement Period will not reduce cumulative New High Net Trading Profits in subsequent periods.

         (c)  Timing of Payment.  Management Fees and
Incentive Fees shall be paid within fifteen (15) business days following the end of the period for which they are payable. The first incentive fee which may be due and owing to the Advisor in respect of any New Trading Profits will be due and owing as of the last Friday of the first calendar quarter during which the Trading Advisor managed the Allocated Assets for at least forty five (45) days. If an Incentive Fee shall have been paid by the Trust to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Series B Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

         (d) Fee Data. The Advisor will be provided by the Managing Owner with the data used by the Managing Owner to compute the foregoing fees within ten (10) business days of the end of the relevant period.

         (e) Third Party Payments. Neither the Advisor, nor any of its officers, directors, employees or stockholders, shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Trust carries an account for transactions executed in the Trust's account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor's Trading Approach on behalf of the Trust, which payment shall not violate the preceding sentence.

    8.   Term and Termination.
         (a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on the later of the last day of the month ending twelve full months following the commencement of the Trust's trading activities or December 31, 1998. Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve
(12) month term. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of the Series B Allocated Assets away from the Advisor pursuant to this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

         (b) Automatic Termination. This Agreement shall terminate automatically in the event that the Trust is terminated. In addition, this Agreement shall terminate automatically in the event that the Series B Allocated Assets declines as of the end of any business day by 66 % from the Series B Allocated Assets (i) as of the first day of this Agreement, or (ii) as of the first day of any calendar year, as adjusted on an ongoing basis by (A) any decline(s) in the Series B Allocated Assets caused by distributions, redemptions, permitted reallocations, and withdrawals, and (B) additions to the Series B Allocated Assets caused by additional allocations of the Trust Estate to the Advisor's management based on sales of additional Series B Interests.

         (c) Optional Termination Right of Trust. This Agreement may be terminated at any time at the election of the Managing Owner in its sole discretion upon at least thirty
(30) days' prior written notice to the Advisor. The Managing Owner will use its best efforts to cause any termination to occur as of a month-end. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Advisor in the event that: (A) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of the Trust; (B) the Advisor's registration as a commodity trading advisor under the CE Act, or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (C) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (i) any of the Trust's Trading Policies and Limitations, or
(ii) the Advisor's Trading Approach; (D) there is an unauthorized assignment of this Agreement by the Advisor; (E) the Advisor dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of its Trading Approach utilized by the Trust or its business goodwill, in each instance without the consent of the Managing Owner; (F) Name of applicable principal(s) is not in control of the Advisor's trading activities for the Trust; (G) the Advisor becomes bankrupt (admitted or decreed) or insolvent, (H) for any other reason, the Managing

Owner determines in good faith that such termination is essential for the protection of the Trust and the Series B Interests, including, without limitation a good faith determination by the Managing Owner that the Advisor has breached a material obligation to the Trust under this Agreement relating to the trading of the Series B Allocated Assets.

         (d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement at any time upon written notice to the Trust, appropriate under the circumstances, in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Trust that by reason of the Advisor's activities with respect to the Trust, it is required to register as an investment adviser under the Investment Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) the Managing Owner imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Series B Allocated Assets, or the Managing Owner overrides trading instructions of the Advisor or does not consent to a material change to the Trading Approach requested by the Advisor; (iv) if the amount of the Series B Allocated Assets decreases to less than $3 million as the result of redemptions, but not trading losses, as of the close of business on any Friday; (v) the Managing Owner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Trust assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Trust or the Managing
Owner; (vii) there is a material breach of this Agreement by the Trust and/or the Managing Owner after giving written notice to the Managing Owner which identifies such breach and such material breach has not been cured within 10 days following receipt of such notice by the Managing Owner; or
(viii) other good cause is shown and the written consent of the Managing Owner is obtained (which shall not be withheld unreasonably).

         (e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Advisor pursuant to this Section 8 or the Managing Owner allocates the Trust's assets to Other Advisors, the Advisor shall be entitled to, and the Trust shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Series B Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

         (f)  Termination and Open Positions.  Once
terminated, the Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

    9.   Liquidation of Positions.

    The Advisor agrees to liquidate open positions in the amount that the Managing Owner informs the Advisor, in writing via telecopy or other equivalent means, that the

Managing Owner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 8, respectively, or (ii) fund its pro rata share of any redemption, distribution or Trust expense. The
Managing Owner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The Managing Owner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days' prior notice. In the event that losses incurred by the Advisor exceed the amount of the Series B Allocated Assets, the Managing Owner agrees to cover such excess losses from its assets, but in no event from the assets of the other Series issued by the Trust.

    10.  Other Accounts of the Advisor.

         (a) Management of Other Accounts. Subject to paragraph (c) of this Section 10, the Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Trust for such other accounts so long as the Advisor's ability to carry out its obligations and duties to the Trust pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor, and its shareholders, directors, officers and employees, as applicable, also will be permitted to trade in Commodities using the Trading Approach or otherwise for their own accounts, so long as the Advisor's ability to carry out its obligations and duties to the Trust pursuant to this Agreement is not materially impaired thereby.

         (b) Acceptance of Additional Capital. Furthermore, so long as the Advisor is performing services for the Trust, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Advisor having to modify materially its agreed upon Trading Approach being used for the Trust in a manner which might reasonably be expected to have a material adverse effect on the Trust. Without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits.

         (c) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of the Trust, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Trust. The preceding sentence shall not be interpreted to preclude
(i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts.
The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Trust and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part).

         (d) Inspection of Records. Upon the reasonable request of, and upon reasonable notice from, the Managing Owner, the Advisor shall permit the Managing Owner to review at the Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trust has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the Managing Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trust and the Managing Owner shall keep all such information obtained by them from the Advisor confidential.

    11.  Speculative Position Limits.

    If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Trust's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the Commodity Futures
Trading Commission ("CFTC"), any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the Managing Owner if the Trust's positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Trust and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trust, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Trust's account, assuming that the allocation is not more than $34,000,000, can be implemented for the benefit of the Trust notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

    12.  Redemptions, Distributions, Reallocations and
Additional Allocations.

         (a)  Notice.  The Managing Owner agrees to give the
Advisor at least one (1) business day prior notice of any pro-posed redemptions, exchanges, distributions, reallocations, additional allocations, or withdrawals.

         (b)  Allocations.  Redemptions, exchanges,
withdrawals, and distributions of Series B Interests shall be charged against Series B Allocated Assets.

    13.  Brokerage Confirmations and Reports.

    The Managing Owner will instruct the Trust's commodity broker or brokers to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Series B Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by the Trust's brokers. The Managing

Owner also will furnish the Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Limited Owners, and copies of all reports filed with the SEC, the CFTC and the NFA. The Advisor shall, at the Managing Owner's request, make a good faith effort to provide the Managing Owner with copies of all trade confirmations (if the broker is other than Prudential Securities), daily equity runs, monthly trading reports or other reports sent to the Advisor by the Trust's commodity broker regarding the Trust, and in the Advisor's possession or control, as the Managing
Owner deems appropriate, if the Managing Owner cannot obtain such copies on its own behalf. Upon request, the Managing
Owner will provide the Advisor with accurate information with respect to the Series B Allocated Assets.

    14.  The Advisor's Representations and Warranties.

    The Advisor represents and warrants that:

         (a) it has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

         (b) it will not by entering into this Agreement and by acting as a commodity trading advisor to the Trust, (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

         (c) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a com-modity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

         (d) a copy of its most recent Commodity Trading Advisor Disclosure Document as required by Part 4 of the CFTC's regulations has been provided to the Managing Owner on behalf of the Trust in the form of Exhibit D hereto (and the Managing Owner acknowledges receipt of such Disclosure Document on behalf of the Trust) and, except as disclosed in such Disclosure Document, all information in such Disclosure Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act, as amended, including the rules and regulations thereunder;

         (e) assuming that the Series B Allocated Assets equal not more than $33,000,000 as of the commencement of trading, the amount of such assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on the Trust; and

         (f) neither the Advisor, nor its stockholders, directors, officers, employees, agents, principals, affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Limited
Owners of the Trust; nor (ii) shall solicit any person it or they know is a Limited Owner of the Trust for the purpose of soliciting commodity business from such Limited Owner, unless such Limited Owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i).

    The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect with respect to the Advisor, the Advisor promptly will notify the Trust in writing thereof.

    15.  The Managing Owner's Representations and Warranties.
    The Managing Owner represents and warrants on behalf of the Trust and itself that:

         (a) each has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

         (b) it will not, by acting as managing owner to the Trust or by entering into this Agreement, and the Trust will not (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it or the Trust is a party or by which it or the Trust is bound, or (B) any order of any court or governmental or regulatory agency having jurisdiction over it or the Trust, which in the case of (i) or
(ii) would materially limit or materially adversely affect the performance of its or the Trust's duties under this Agreement;

         (c) it is registered as a commodity pool operator under the CE Act and is a commodity pool operator member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement;

         (d) this Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

         (e) on the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Trust, a duly formed and validly existing Delaware Business Trust, and
(ii) in the case of the Managing Owner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement.

    The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect, the Managing Owner promptly will notify the Advisor in writing.

    16.  Assignment.

    This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that the Advisor need not obtain the consent of any Other Advisor.

    17.  Successors.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Interests.

    18.  Amendment or Modification or Waiver.

    This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto, except that an amendment to, a modification of, or a waiver of any provision of the Agreement as to the Advisor need not be consented to by any Other Advisor.

    19.  Notices.

    Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

    If to the Managing Owner:          If to the Trust:
    Prudential Securities Futures      World Monitor Trust - Series B
      Management Inc.                  c/o Prudential Securities Futures
    One New York Plaza, 13th floor        Management Inc.
    New York, New York 10292-2013      One New York Plaza, 13th floor
    Attention:  Eleanor L. Thomas      New York, New York 10292-2013
    Facsimile:  (212) 778-3694         Attention: Eleanor L. Thomas
                                       Facsimile:  (212) 778-3694
    and in either case with a copy to:

    Rosenman & Colin LLP              and  Prudential Securities Incorporated
    575 Madison Avenue                One New York Plaza, 13th Floor
    New York, New York 10022          New York, New York 10292-2013
    Attention:  Fred M. Santo, Esq.   Attention:  Thomas M. Lane
    Facsimile:  (212) 940-7079        Facsimile:  (212) 214-7867


    If to the Advisor:                   with a copy to:

    Eclipse Capital Management, Inc.     Sidley & Austin
    12400 Olive Boulevard, Ste. 408      One First National Plaza
    St. Louis, Missouri  63141           Chicago, Illinois  60603
    Attention:  Thomas W. Moller         Attention:  Jodie Nedeau, Esq.
    Facsimile:  (314) 579-0525           Facsimile:  (312) 853-7036

    20.  Governing Law.

    Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

    21.  Survival.

    The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

    22.  Disclosure Document Modifications.

    The Advisor shall promptly furnish the Managing Owner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the Managing Owner, the Managing Owner will provide the Advisor with an acknowledgement of receipt thereof.

    23.  Promotional Literature.

    Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, they shall furnish a copy of such information to the other parties and will not make use of any promotional litera-ture containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

    24.  No Waiver.

    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

    25.  No Liability of Limited Owners.

    This Agreement has been made and executed by and on behalf of the Trust, and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually, but rather, are binding only upon the assets and property of the Trust, and, to the extent provided herein, upon the assets and property of the Managing Owner.

    26.  Headings.

    Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

    27.  Complete Agreement.

    Except as otherwise provided herein, this Agreement and the Representation Agreement constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

    28.  Counterparts.

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

    29.  Arbitration, Remedies.

    Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of NFA or, if NFA should refuse to accept the matter, the American Arbitration Association.

    IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

WORLD MONITOR TRUST - SERIES B           PRUDENTIAL SECURITIES
                                         FUTURES MANAGEMENT, INC.
By:  PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.,
Its: Managing Owner                      By:---------------------
                                             Eleanor L. Thomas
                                               Vice-President

By:--------------------
    Eleanor L. Thomas
    Vice-President

ECLIPSE CAPITAL MANAGEMENT, INC.

By:--------------------
    Thomas W. Moller
    President

                                  EXHIBIT A

                           SERIES B TRADING SYSTEM

TRADING SYSTEM OF ECLIPSE CAPITAL MANAGEMENT, INC.

    The Advisor's will make its trading decisions for Series
B according to its Global Monetary Program.  The Global
Monetary Program incorporates quantitative trend analysis and technical trading principles.

    The Global Monetary Program is systematic and trend-following in nature, with the objective of capitalizing on intermediate and long-term price trends. The Advisor makes all trading decisions pursuant to its proprietary trend identification, capital allocation, and risk management models, using multiple models to accentuate overall diversification. Trend identification models use various technical and statistical analysis techniques to identify and evaluate price trends. Capital allocation models determine the percentage of trading capital allocated to various markets and trading models.

    The Advisor's risk management models were developed with the objective of limiting losses, capturing profits, and conserving capital in choppy, "sideways markets". The risk management principles that the Advisor employs include: (1) using stop orders to exit trades when markets are moving against an established position; (2) diversifying positions among several different futures and/or futures groups to limit exposure in any one area; (3) using multiple entry and exit points; (4) limiting the assets committed as margin, generally within a range of 5% to 25% of assets managed, at minimum exchange margin requirements, but possibly above or below that range at certain times; and (5) prohibiting the use of unrealized profits in a particular futures contract as margin for additional contracts in the same or a related futures contract.

    Decisions whether to trade a particular futures contract are based upon various factors, including liquidity, significance in terms of desired degrees of concentration, diversification and profit potential, both historical and at a given time. These decisions are based upon output generated by a proprietary risk management program but require the exercise of judgment by principals of the Advisor. The specific contracts traded have been selected based on liquidity, historical volatility, and the degree of past directional movement. The actual number of contracts held at any particular point depends on a number of factors, including evaluation of market volatility and potential risk versus return. There are occasions when a trading model may indicate that no position is appropriate in a particular contract or contract group.

    In addition to technical trading in futures contracts, the Advisor also may employ trading techniques such as spreads and straddles, and buy or sell futures options. The Advisor may make non-material alterations to its trading programs without approval from the Managing

Owner if the Advisor
determines that such changes are in the best interest of the Series Limited Owners.

The Global Monetary Program

    The Global Monetary Program is a financial, metals and energy program that trades a global portfolio of futures, options on futures and exchanges-of-futures-for-physical ("EFP") contracts on interest rate instruments, currencies, stock indices, precious and base metals, and energy products. The foreign currency portion of the portfolio may be traded in the interbank foreign exchange market. A key component of this program is the extensive diversification achieved by applying multiple trading models to a wide variety of financial markets located throughout the world.

    Set forth below for calendar year 1997 is a bar graph showing, on a weighted average basis, the volume of trades effected by the Advisor in the foregoing commodities using the trading strategy to be used for Series B. This weighting will change as market conditions change, and there is every likelihood that these weightings will be different for Series B during future periods.

Global Monetary Program Contracts And Markets

SFE Australian Bank Bills              DTB German 5-Year Bond      Australian Dollar
SFE Australian 3-Year Bond             MATIF Pibor                 British Pound
SFE Australian Ten Year Bond           MATIF Notional Bond         Canadian Dollar
SIMEX Euroyen                          CME Eurodollar              French Franc
SIMEX Nikkei                           CBOT US Bond                German Mark
SIMEX Japanese Bond                    CBOT US 5-Year              Japanese Yen
Tokyo Japanese Bond                    MONT Canadian Bond          Swiss Franc
                                       MONT Canadian Bank Bills
LIFFE Euromark                         MEFF Spanish Bond           British Pound/German
LIFFE Eurolira                         London Metals Exchange 3    Mark
LIFFE German Bund                      Month Copper                German Mark/French
LIFFE Italian Bond                     London Metals Exchange 3    Franc
LIFFE Short Sterling                   Month Aluminum              German Mark/Italian
LIFFE Long Gift                        London Metals Exchange 3    Lira
LIFFE Euroswiss                        Month Zinc                  German Mark/Japanese
SOFFEX Swiss                           COMEX Gold                  Yen
Government Bond                        COMEX Silver                German Mark/Swiss
                                       NYMEX Crude Oil             Franc
                                       NYMEX Natural Gas

* All currencies are executed in the interbank cash market and then exchanged for physical (EPP) to the CME or FINEX for actual futures contracts.

Global Monetary Program Volume of Trading:

          Interest rate instruments:        45%
          Currencies:                       30%
          Stock Indices:                     5%
          Precious & Base Metals:           10%
          Energy Products                   10%

               (CHART)

                                 EXHIBIT B

                     TRADING LIMITATIONS AND POLICIES

     The following limitations and policies are applicable to assets representing the Series B Allocated Assets of the Trust as a whole and at the outset to the Advisor individually; since the Advisor initially will manage 100% of the Trust's Series B Allocated Assets, such application of the limitations and policies is identical initially for the Series B Allocated Assets of the Trust and the Advisor. The Advisor sometimes may be prohibited from taking positions for the Series B Allocated Assets which it would otherwise acquire due to the need to comply with these limitations and policies. The Managing Owner will monitor compliance with the trading limitations and policies set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Advisor, as it, in good faith, deems appropriate in the best interests of the Series B Interests of the Trust, subject to the terms of the Advisory Agreement.

     The Managing Owner will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Limited Owners owning more than 50% of the Series B Interests. The Managing Owner may, however, impose additional trading limitations on the trading activities of the Series B Interests of the Trust without obtaining such approval if the Managing Owner determines such additional limitations to be necessary in the best interests of the Series B Interests of the Trust.

Trading Limitations

     The Series B Interests of the Trust will not:
(i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that the Series B Interests of the Trust is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates to be received by the Managing Owner or its affiliates, or permit the Managing Owner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Series B Interests of the Trust;
(v) commingle its assets, except as permitted by law; or
(vi) permit the churning of its commodity accounts.

     The Series B Interests of the Trust will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

    Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Series B
Interests of the Trust, which currently are as follows:

    (1) Series B Allocated Assets will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

    (2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

    (3) The Series B Interests of the Trust generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

    (4)  The Series B Interests of the Trust may
occasionally make or accept delivery of a commodity including, without limitation, currencies. The Series B
Interests of the Trust also may engage in EFP transactions involving currencies and metals and other commodities.

    (5) The Series B Interests of the Trust may, from time to time, employ trading techniques such as spreads, straddles and conversions.

    (6) The Series B Interests of the Trust will not initiate open futures or option positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the Trust's Series B Allocated Assets for any one commodity, or in excess of 66 % of the Trust's Series B Allocated Assets for all commodities combined. Under certain market conditions, such as an inability to liquidate open commodities positions because of daily price fluctuations, the Managing Owner may be required to commit Allocated Assets as margin in excess of the foregoing limits and in such case the Managing Owner will cause the Advisor to reduce its open futures and option positions to comply to these limits before initiating new commodities positions.

    (7) To the extent the Series B Interests of the Trust engages in transactions in forward currency contracts other than with or through Prudential Securities and/or PBFI, the Series B Interests of the Trust will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.

                                  EXHIBIT C
                         [REPRESENTATION AGREEMENT]

                                  EXHIBIT D
                     [ATTACH LATEST DISCLOSURE DOCUMENT]

                          D-1